Exhibit 99.1

Polypore Signs Definitive Agreements for Sale of the Company

CHARLOTTE, N.C., Feb. 23, 2015 (GLOBE NEWSWIRE) — Polypore International, Inc. (NYSE:PPO) announces today that it has signed definitive agreements for the sale of the Company. In the merger agreement, Asahi Kasei Corporation (“Asahi Kasei,”) (TSE1:3407), through a U.S. subsidiary, will purchase the Company for $60.50 per share in cash. As an integrated step in this transaction, immediately prior to Asahi Kasei’s acquisition of Polypore, 3M Company (“3M,”) (NYSE:MMM) will acquire the assets of Polypore’s Separations Media segment for approximately $1.0 billion and Asahi Kasei will receive the cash proceeds from the asset sale. The definitive agreements require that the sale of the Company and the integrated sale of the Separations Media segment close after closing conditions for both transactions have been satisfied and that the closings of the transactions are conditioned upon one another.

The per share consideration represents an enterprise value for the Company of approximately $3.2 billion and a premium of approximately 24% over the volume weighted average share price for the twenty trading days up to and including February 20, 2015. The transactions have been approved by the Boards of Directors of Asahi Kasei, 3M, and Polypore, and are subject to certain customary regulatory and Polypore shareholder approvals.

“The combination of our Energy Storage business with Asahi Kasei and our Separations Media business with 3M are excellent strategic fits, which we believe create value for our people, customers and shareholders. When you combine our technology, process capabilities, and material science expertise with their technology, global reach and broader resources, there’s a great opportunity to accelerate growth going forward,” said Robert B. Toth, Polypore’s President and Chief Executive Officer. “Clearly, our people have done a tremendous job in building strong businesses that are positioned to address exciting global market trends and needs over the long term, and have the potential to achieve a new level of success by playing a major role in the future growth of two leading global technology companies.”

Commenting on the transaction, Toshio Asano, President & Representative Director of Asahi Kasei Corporation, said “We are very excited to be joining forces with Polypore, an esteemed player in energy storage. The Environment & Energy is an area of strategic focus for us as we expand and grow, creating new value for the future. We look forward to combining our respective strengths in battery separator technology, achieving new innovations that contribute to solutions to the world’s environmental and energy challenges.”

“The combination of 3M and Polypore’s Separations Media business will help us to meet customers’ emerging needs for high-value filtration solutions,” said Michael F. Roman, executive vice president, 3M Industrial Business Group. “Together, we will be able to offer a broader array of products to both Polypore’s and 3M’s customers, which will accelerate the global growth of our membrane business.”

BofA Merrill Lynch acted as financial advisor to Polypore and Jones Day acted as legal advisor to Polypore. Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. acted as financial advisor and Cleary Gottlieb Steen & Hamilton LLP acted as legal advisor to Asahi Kasei. Centerview Partners LLC acted as financial advisor and Hogan Lovells US LLP acted as legal advisor to 3M.

About Polypore International, Inc.

Polypore International, Inc. is a global high technology filtration company specializing in microporous membranes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, N.C., Polypore International, Inc. is highly regarded in the market with manufacturing facilities or sales offices in nine countries serving six continents. See www.polypore.net.

About Asahi Kasei

Asahi Kasei is Japan’s leading diversified chemical manufacturer with businesses in the chemicals & fibers, homes & construction materials, electronics, and health care sectors. The company’s growth strategy involves continuous transformation of its business portfolio through constant innovation in anticipation of emerging market needs, and through this process Asahi Kasei has developed into a diversified solution provider. With more than 29,000 employees around the world, the Asahi Kasei Group serves customers in more than 100 countries.

Within the electronics sector, the company has two areas of operation, electronic devices and electronic materials. In electronic materials, the company offers a broad range of high-performance energy/electronics materials such as the Hipore™ lithium battery separator, photosensitive dry film used in the production of printed wiring boards, photomask pellicles used in the production of LCD panels and semiconductors, and many other products created through exceptional chemical technology and R&D capabilities.

For more information, visit www.AsahiKasei.co.jp/asahi/en/.

About 3M

3M is a science-based company with a culture of creative collaboration that inspires powerful technologies, making life better. With $32 billion in sales, 3M employs 90,000 people worldwide and has operations in more than 70 countries. For more information, visit www.3M.com/ or follow @3MNewsroom on Twitter.

Additional Information

In connection with the proposed transactions, the Company will file a preliminary proxy statement with the SEC. WHEN AVAILABLE, INVESTORS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND THE COMPANY. When available, you will be able to obtain the preliminary proxy statement, the definitive proxy statement and other filings containing information about the Company, free of charge, at the website maintained by the SEC at www.sec.gov. Copies of the preliminary proxy statement, the definitive proxy statement and other filings made by the Company with the SEC will also be able to be obtained, free of charge, by directing a request to Polypore International, Inc., 11430 North Community House Road, Suite 350, Charlotte, North Carolina, 28277 attention: Investor Relations.

Forward-Looking Statements

This release includes “forward-looking statements”. All statements other than statements of historical facts included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. We have identified some of these forward-looking statements with words like “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate” or “continue” and other words and terms of similar meaning. These forward-looking statements are based on current expectations about future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Many factors mentioned in our discussion in this release, including the risks outlined under the caption entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and subsequent reports filed with the Securities and Exchange Commission, will be important in determining future results. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including, but not limited to, the ability of the parties to satisfy the conditions precedent and consummate the proposed transactions, the timing or consummation of the proposed transactions, or the ability of the parties to secure regulatory approvals in a timely manner or on the terms desired or anticipated. Other important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the SEC filings submitted by Polypore from time to time, including in its Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and Current Reports on Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We do not undertake any obligation to update these forward-looking statements in this release or the risk factors set forth above to reflect new information, future events or otherwise, except as may be required under federal securities laws.

Participants in the Solicitation

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the shareholders’ vote on the proposed transactions. Information about the Company’s directors and executive officers and their ownership of the company’s common stock is set forth in the proxy statement for the Company’s Annual Meeting of shareholders, which was filed with the SEC on April 7, 2014. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed transactions, which may be different than those of the Company’s shareholders generally, by reading the preliminary proxy statement, the definitive proxy statement and other relevant documents regarding the proposed transaction, in each case, when filed with the SEC.

CONTACT: FOR MEDIA AND

INVESTOR RELATIONS

Polypore International, Inc.

Investor Relations

(704) 587-8886

investorrelations@polypore.net